CONSULTING AGREEMENT

AGREEMENT made this 2nd day of March, 2004, by and between Matthew Maguire., an individual, with offices at 6435 Manhattan Village Ave., #3l03, Orlando, FL 32835 (the "Consultant"), and CTD Holdings, Inc., a corporation with principal offices at 27317 N.W. 78th Ave, High Springs FL 32643 (the "Client").

                                   WITNESSETH

WHEREAS, the Client is a corporation that requires assistance in liquidating certain assets of the corporation consisting of a substantial number of collectable items, including approximately $500,000 of Sport cards, $50,000 of postage stamps and $50,000 worth of coins and currency (the "Collection") and,

WHEREAS, the Consultant represents that it is knowledgeable and experienced in the collectable area and has access to various online internet web and auction sites and a soon-to-be-opened retail site in the Orlando Florida area, and is willing and capable of liquidating all or a substantial amount of the Collection for the Client.

NOW THEREFORE, by reason of these premises and in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.       APPOINTMENT OF THE CONSULTANT:

         1.1 The Client hereby appoints the Consultant, to provide the Services (more fully described Exhibit A and made a part of this Agreement) under the terms and conditions set forth herein

         1.2 the Consultant agrees to devote the time, attention, knowledge, and skill necessary to carry out its responsibility over the term of this Agreement which shall run for the next Twelve months and as it pertains to the work encompassed in Exhibit A ("Services") of this Agreement.

2.       COMPENSATION:

         2.1 In consideration of providing Services, the Client agrees to pay the Consultant, $100,000, in cash upon agreement as to the appraised value of the Collection, and a second payment of $50,000 shall be paid after three months and a third payment of $50,000 shall be paid to the Consultant at the six month anniversary of this Agreement. Both the second and third payments Are contingent upon the Client receiving cumulative payments from sales (net of selling expenses) of the Collection totaling $150,000. At the sole option of the Client, S-8 un-restricted shares of Client's common stock (Symbol: CTDH) ("stock") may be used in lieu of cash payments to the Consultant, calculated based upon the average 10 day closing offer (Bid Price) prior to the due date of payment. If the Client chooses to pay in S-8 shares, then the Client agrees to register the Shares promptly after signing of this agreement for resale under the Securities Act of 1933, as amended, pursuant, to a registration statement filed with the Securities and Exchange Commission on Form S-8 (or, if Form S-8 is not then available, such other form of registration statement available), pursuant to the terms of such registration and deliver the calculated number of shares to the Consultant within Seven (7) business days agreement to the appraised value.

         2.2 As part of his compensation, the consultant shall have the option to purchase an additional 100,000 free trading shares of Stock at $0.50 per share in increments of 10,000 shares, which shall be registered in the S8 compensation agreement. Any Options not exercised within the 12 months of this Agreement, or any extensions thereto, shall expire and no longer be valid.

         NOTE; The use of S-8 Stock under this Agreement explicitly prohibits the Consultant to engage in any of the SEC Prohibitions on giving or receiving S-8 shares for consulting activity, including in summary: the promotion of the Client's shares, promote the resale of shares, and the raising of capital, arranging of reverse mergers, and the parties agree to avoid any such prohibitions.

         3.       TERM

                  3.1 The term of this Agreement shall be for Twelve (12) consecutive months from the date of agreement to the appraised value of the Collection.

         4.       OTHER

                  4.1 Value of the Collection: The Consultant shall provide and pay for, within the first 30 days of this Agreement and appraisal and aggregate inventory of the entire Collection (the "Appraisal") by a bona fide, credentialed appraiser"(s) to set the value base on the orderly sale over the period of this Agreement. The parties then have one week to accept the Appraisal, or if they disagree, either party may hire and pay for their own appraisal and the final Appraisal shall be the average of the two independent appraisals.

                  4.2 Ownership: The ownership of the Collection shall remain with the Client and shall be on consignment to the Consultant during the term of this Agreement. It shall be the responsibility of the Consultant to maintain proper insurance on the Collection from, theft, fire or damages from other causes that may affect the Collection and Consultant shall name the Client as co-insured and provide the Client proof of such insurance, and such insurance shall commence at the time the Collection(s) leaves Client's premises, until seven (7) days after the Client is notified that the Collection is being returned to the Client's premises. At the end of the term all remaining inventory in the Collection shall be returned to the Client or the current Agreement shall be renegotiated and extended. At any time, the Consultant shall have the option to purchase the remaining part of the Collection at Fifty (50%) of the original Appraisal less any monies paid to the Client.

                  4.3 Selling Price: The Consultant shall have the right to set the price (however, any price which falls below 75% of any of the leading Guide Books on prices, shall require the written approval of the Client) and shall endeavor to sell the items in the collection for the highest reasonable price. A detailed itemization of the items sold will accompany each monthly statement.

                  4.4 Proceeds from Sales: All proceeds from sales less sales tax and direct costs (such as salespersons commission and shipping costs) shall be paid to the Client monthly, during the second week of each month for sales from the previous month.

         5.       CONFIDENTIALITY:

                  5.1 Both the Consultant and the Client agree that it will not at any time, or in any fashion or manner divulge, disclose or otherwise communicate to any person or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of each others company. This includes its method of operation, or its plans, its processes, or other data of any kind or nature that they know, or should have known, is confidential and not already information that resides in the public domain.

                  5.2 Both the Client and the Consultant expressly agree that confidentiality of these matters is extremely important and gravely affect the successful conduct of business of each company, and its goodwill, and that any breach of the terms of this section is a material breach of this Agreement.

         6.       TERMINATION:

                  6.1 The  Client  and/or  the  Consultant  have  the  right  to terminate this Agreement at any time with 90 days written notice for cause, on the basis of the other's incompetence, misconduct, inattention to business, or noncompliance with the provisions of this Agreement.

                  6.2 This Agreement may also be terminated by the mutual agreement of the parties, or after the initial term by either party but may not be terminated arbitrarily by the Client or Consultant. Regardless of the reason of termination of this Agreement, the Client and the Consultant agree to continue to observe the terms and conditions of Section 2.4 and 5 of this Agreement, and the Client agrees to pay the Consultant all monies owed upon return, at the Consultant's expense, of the appraised Collection, less items documented as sold.

         7.       ENTIRE AGREEMENT:

                  7.1 This written Agreement contains the sole and entire agreement between the parties. It supersedes any and all agreements by and between the parties. The parties acknowledge and agree that neither has made any representation with respect to the subject matter of this Agreement or induced in any way the execution and delivery of this Agreement except as expressly stated in the terms of this Agreement. The parties further acknowledge that any previous statements or representations made by either party to the other are now null and void and of no effect.

         8.       ARBITRATION:

                  8.1 It is agreed by the parties that disputes arising out of the execution or interpretation of this Agreement shall be arbitrated under the rules of the American Arbitration Association with meetings held in Florida. If legal action is taken to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees, interest, if applicable, plus arbitration cost for the expense of collection or defense of the action at the discretion of the arbitrator(s).

         9.       JURISDICTION:

                  9.1 This Agreement shall be deemed executed in the State of Florida and shall be construed under the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

         Consultant                                       CTD Holdings, Inc.

      By: /s/ Matthew Maguire                          By: /s/ Rick Strattan
         -------------------                              -------------------
         Matthew Maguire 3/8/04                           Rick Strattan 3/11/04